EXHIBIT 99.1
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NEWS FOR IMMEDIATE RELEASE                          CONTACT: BRIEN M. CHASE, CFO
FEBRUARY 13, 2004                                            304-525-1600

                  PREMIER FINANCIAL BANCORP, INC. ANNOUNCES
                AGREEMENT TO SELL CITIZENS BANK (KENTUCKY), INC.

HUNTINGTON, W.Va., Feb. 13 /PRNewswire-FirstCall/ -- PREMIER FINANCIAL BANCORP, INC.(NASDAQ-NMS:PFBI) (Nasdaq: PFBI) ("Premier"), a community bank holding company with seven individually managed bank subsidiaries announced the signing of a definitive agreement with Farmers Capital Bank Corporation(NASDAQ-SMALL:FFKT) ("Farmers") whereby Farmers would acquire Citizens Bank (Kentucky), Inc. in Georgetown, Kentucky from Premier in a cash transaction valued at $14,500,000.

Commenting on the proposed acquisition, Tony Busseni, President of Farmers, stated, "We are excited about this opportunity to expand our operations in Georgetown and Scott County where our affiliate, Farmers Bank & Trust, has been in existence since 1850. This acquisition will improve our ability to provide financial services to an even larger number of residents of one of the more rapidly growing communities in Kentucky."

Robert Walker, President of Premier, said, "The decision to sell an affiliate was a strategic one for Premier. The transaction will more than restore the cash reserves used by Premier in 2003 to recapitalize one of our affiliate banks; will reduce the company's total assets while increasing its total capital thus strengthening Premier's balance sheet and will generate taxable income to be used as an offset to Premier's tax loss carryforward. We were also pleased to reach an agreement with a locally owned banking company in an effort to continue the local community banking environment for our customers."

Pending the required approvals from the appropriate regulatory authorities and subject to the satisfaction of the conditions set forth in the definitive agreement, this transaction is expected to close during the second quarter of 2004. As of December 31, 2003, Citizens Bank had total deposits of $65,000,000.

Farmers is a financial holding company headquartered in Frankfort, Kentucky. The company operates 23 banking locations in 13 communities throughout Kentucky, a leasing company, a data processing company and an insurance company and had total deposits of $1,068,000,000 as of December 31, 2003. Its stock is publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) Small Cap Market tier, under the symbol FFKT.

Premier is a bank holding company headquartered in Huntington, West Virginia, operating seven banks located in West Virginia, Ohio and Kentucky. Premier's stock trades on the NASDAQ under the symbol PFBI.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the parties to be materially different from any future results, performance or achievements of the parties expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The parties disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.